INTERNATIONAL GAME TECHNOLOGY
REPORTS 2010 SECOND QUARTER RESULTS

(Las Vegas, NV – April 22, 2010) – International Game Technology (NYSE: IGT) announced today operating results for the second quarter ended March 31, 2010.  Net income for the quarter was $35.9 million or $0.12 per diluted share versus $33.6 million or $0.11 per diluted share in the same quarter last year.  The current quarter included restructuring charges of $16.4 million ($16.1 million after tax) and inventory obsolescence charges of $1.9 million (no tax benefit), together totaling $18.0 million after tax or $0.06 per diluted share, primarily related to our previously announced decision to close our Japan operations, and intellectual property impairment of $6.7 million (no tax benefit) or $0.02 per diluted share.  The prior year quarter included restructuring charges of $8.3 million ($5.1 million after tax) or $0.02 per diluted share.  Excluding the charges noted above, second quarter adjusted net income was $60.6 million or $0.20 per diluted share for fiscal 2010 and $38.7 million or $0.13 per diluted share for fiscal 2009.
For the six months ended March 31, 2010, net income was $109.2 million or $0.37 per diluted share versus $94.8 million or $0.32 per diluted share for the first six months last year.  Comparability for both the quarter and six-month periods was affected by a number of items outlined in a supplemental schedule at the end of this release.  All prior periods presented included the retrospective application of accounting standards adopted at the beginning of fiscal 2010 for the separation of the liability and equity elements of our convertible debt.  This adoption impacted, among other items, interest expense, earnings per share, long-term debt, and shareholders’ equity.
“Our second quarter results demonstrate real sequential progress at IGT,” said CEO Patti Hart.  “An improvement in replacement units shipped, an increase in gaming operations yields and a decline in SG&A all reflect IGT’s continued efforts to navigate our business through an operating environment which remains challenging.”

International Game Technology Reports Second Quarter 2010
Results

Consolidated Operations
Our consolidated revenues for the second quarter were $497.7 million, of which 57% was generated from gaming operations and 43% from product sales, compared to $475.7 million for the same quarter last year.  For the six months ended March 31, 2010, consolidated revenues were $1.0 billion compared to $1.1 billion in the same period last year.  Consolidated gross profit and operating income, respectively, for the second quarter were $275.9 million and $94.7 million compared to $260.0 million and $70.2 million in the prior year quarter.  For the six months ended March 31, 2010, consolidated gross profit and operating income, respectively, were $572.5 million and $235.0 million compared to $565.9 million and $170.2 million for the same period last year.

Gaming Operations
Second quarter revenues and gross profit, respectively, from gaming operations totaled $284.6 million and $177.3 million compared to $294.5 million and $173.0 million for the same quarter last year. Revenues decreased primarily due to a lower installed base and the continued shift toward lower-yielding machines.  Approximately $5.0 million of the decrease in revenues in the current quarter was attributed to property closures and the reduction of charitable bingo games being operated in Alabama, compared to the same period last year.  Reduced expenses, primarily depreciation and royalties, positively impacted current quarter gross profit, as well as second quarter gross margins, which improved to 62% from 59% in the same quarter last year.
As of March 31, 2010, IGT’s gaming operations installed base totaled 58,800 units, a decrease of 3,400 units from the immediately preceding quarter and a decrease of 2,500 units over the prior year quarter.  Our installed base decline was primarily due to the reduction of charitable bingo games being operated in Alabama.  As of March 31, 2010, approximately 83% of our installed base was comprised of variable fee games, which earn a percentage of machine play levels rather than a fixed daily fee.

International Game Technology Reports Second Quarter 2010
Results

Product Sales
	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues (in millions)
North America - Machine	$74.1	$74.9	$157.8	$212.4
North America - Non-Machine	49.6	52.0	101.2	129.6
International - Machine	66.7	36.6	144.3	90.1
International - Non-Machine	22.7	17.7	48.2	37.4
Total	$213.1	$181.2	$451.5	$469.5

Gross Margin
North America	49%	49%	52%	50%
International	43%	46%	46%	48%
Total	46%	48%	49%	49%

Unit Information
North America
Units Shipped	4,900	5,500	10,200	13,400
Shipped, Not Recognized	(300)	(100)	(1,200)	(500)
Recognized, Previously Shipped	600	-	1,700	2,000
Equivalent Units Recognized	5,200	5,400	10,700	14,900

International
Units Shipped	6,900	7,200	12,800	13,300
Shipped, Not Recognized	(100)	(100)	(1,100)	(300)
Recognized, Previously Shipped	600	-	2,100	100
Equivalent Units Recognized	7,400	7,100	13,800	13,100

Product sales revenues and gross profit in the second quarter increased 18% and 13%, respectively, while units shipped worldwide decreased 7% over the prior year quarter.  North America revenues decreased 3% for the quarter, largely driven by fewer new openings.  International revenues increased 65% for the quarter, primarily due to the opening of Resorts World Sentosa in Singapore, improved sales in Europe, and favorable foreign currency exchange.  Consolidated gross margin on product sales for the quarter was 46% compared to 48% in the prior year quarter, primarily due to higher obsolescence, including write-downs related to the closure of our Japan operations.

International Game Technology Reports Second Quarter 2010
Results

Deferred revenue decreased $4.8 million during the quarter to $102.0 million at March 31, 2010.  The adoption of revenue recognition accounting standards related to certain software-enabled products and multi-element arrangements as of the beginning of fiscal 2010 resulted in the recognition of $13.4 million of revenues in the current quarter which would have been recognized in later periods under the prior guidance.
Units shipped for the current and prior periods reflect all units shipped to customers and include units for which revenues have been deferred.  “Equivalent units recognized” represents units recognized in revenues during the periods under U.S. generally accepted accounting principles and includes units for which revenues were previously deferred.  We have included in the table above a reconciliation of units shipped to units recognized in revenue for each period presented.

Operating Expenses and Other Income/Expense
Second quarter operating expenses totaled $181.2 million compared to $189.8 million in the prior year quarter.  Current quarter restructuring and other charges of $23.1 million were comprised of $16.4 million of severance costs and other assets written-off primarily related to the closure of our Japan operations and $6.7 million of intellectual property impairment recorded primarily due to uncertainties about how certain patents fit with our strategic direction.  Excluding restructuring and other, second quarter operating expenses decreased 13% over the prior year, predominantly due to lower bad debt provisions and lower expenses largely related to cost control efforts.
Other expense, net, in the second quarter totaled $22.3 million compared to $18.9 million in the prior year quarter.  The change was mostly due to increased borrowing costs, partially offset by less foreign exchange loss.  Additional convertible debt amortization required under accounting guidance adopted retrospectively at the beginning of fiscal 2010 increased interest expense by $6.7 million in the current quarter and $4.2 million in the prior year quarter.

International Game Technology Reports Second Quarter 2010
Results

Cash Flows, Balance Sheet and Capital Deployment
For the six months ended March 31, 2010, IGT generated $276.7 million in cash from operations on net income of $109.2 million compared to $206.1 million on net income of $94.8 million for the first six months last year.
Working capital increased to $646.6 million at March 31, 2010 compared to $609.2 million at September 30, 2009. As of March 31, 2010, cash equivalents and short-term investments (inclusive of restricted amounts) totaled $259.2 million and contractual debt obligations totaled $2.0 billion, with $1.2 billion of available capacity on our $1.8 billion line of credit.
Our 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the period ended March 31, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.
During the first quarter of 2010, we adopted new accounting standards requiring retrospective application for prior periods presented, related to the separation of the liability and equity elements of our convertible debt, as well as equity classification of noncontrolling interests.  The retrospective adjustments are outlined in a supplemental schedule at the end of this release.  The accounting standard related to our convertible debt increased non-cash interest expense, which is now calculated using a rate for a similar non-convertible bond, resulting in reduced EPS.
We continue to monitor the Alabama charitable bingo market.  In the near future, electronic charitable bingo in the state may be impacted by the outcome of several cases pending before the Alabama Supreme Court or from other developments.  As of March 31, 2010, we had approximately $85.5 million in development financing notes, $9.2 million in fixed assets, and $7.2 million in accounts receivables associated with our customers in Alabama.

Earnings Conference Call
As previously announced on April 1, 2010, IGT will host a conference call regarding its Second Quarter Fiscal Year 2010 earnings release on Thursday, April 22, 2010 at 2:00 p.m. (Pacific Time).  The access numbers are as follows:
Domestic callers dial 888-843-9209, passcode IGT
International callers dial 415-228-4953, passcode IGT

International Game Technology Reports Second Quarter 2010
Results

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, April 30, 2010 at http://www.IGT.com/InvestorRelations.
Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Pacific Time) on Thursday, April 22, 2010.  This replay will run through Friday, April 30, 2010.  The access numbers are as follows:
Domestic callers dial 800-925-2657
International callers dial 402-220-4112

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

•	Statements about the potential effects of the purchased note hedges and sold warrant transactions

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪	Unfavorable changes to or interpretations of laws or regulations or problems with obtaining and maintaining needed licenses or approvals

▪	Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games

▪	Continuing or worsening unfavorable economic conditions which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers

▪	Decreases in or continued low interest rates which in turn increases our costs to fund jackpots

▪	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

▪	Failure to successfully develop, deploy and manage frequent introductions of innovative products and systems and the uncertainty involved in player operator acceptance of such products and systems

▪	Failure to attract, retain and motivate key employees which may adversely affect our ability to compete

▪	Failure or inability to protect our intellectual property

▪	Claims by third parties of intellectual property infringement

▪	Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

International Game Technology Reports Second Quarter 2010
Results

▪	Political, legal and other risks relating to our Alabama operations, including the collection of notes and accounts receivable from certain customers in Alabama

▪	Risks associated with financial and strategic investments, including changed circumstances leading to total loss or failure to realize any benefit

▪	Risks related to international operations

▪	Risks of not securing regulatory approvals for new products and systems

▪	Risks inherent in developing, deploying, and managing new products and systems

▪	The uncertainty involved in player operator acceptance of new products and systems

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide.  More information about IGT is available at www.IGT.com.

Contact: Patrick W. Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer of IGT, +1-866-296-4232

International Game Technology Reports Second Quarter 2010
Results

Unaudited Condensed Consolidated Statements of Income
	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
(In millions, except per share amounts)
Revenues
Gaming operations	$284.6	$294.5	$561.9	$607.8
Product sales	213.1	181.2	451.5	469.5
Total revenues	497.7	475.7	1,013.4	1,077.3

Costs and operating expenses
Cost of gaming operations	107.3	121.5	211.4	273.4
Cost of product sales	114.5	94.2	229.5	238.0
Selling, general and administrative	86.6	109.3	176.5	224.3
Research and development	52.5	52.8	99.2	106.3
Depreciation and amortization	19.0	19.4	38.6	39.4
Restructuring and other	23.1	8.3	23.1	25.7
Total costs and operating expenses	403.0	405.5	778.3	907.1
Operating income	94.7	70.2	235.1	170.2
Other income (expense), net	(22.3)	(18.9)	(50.6)	(45.9)
Income before tax	72.4	51.3	184.5	124.3
Income tax provisions	36.5	17.7	75.3	29.5
Net income	$35.9	$33.6	$109.2	$94.8

Basic earnings per share	$0.12	$0.11	$0.37	$0.32
Diluted earnings per share	$0.12	$0.11	$0.37	$0.32

Weighted average shares outstanding
Basic	295.9	293.6	295.5	293.4
Diluted	297.3	293.7	297.7	293.5

International Game Technology Reports Second Quarter 2010
Results

Unaudited Condensed Consolidated Balance Sheets
	March 31,	September 30,
	2010	2009
(In millions)
Assets
Current assets
Cash and equivalents	$171.8	$146.7
Investment securities	8.4	21.3
Restricted cash and investments	79.0	79.4
Jackpot annuity investments	66.2	67.2
Receivables, net	485.7	489.1
Inventories	125.1	157.8
Other assets and deferred costs	254.7	272.2
Total current assets	1,190.9	1,233.7
Property, plant and equipment, net	565.6	558.8
Jackpot annuity investments	381.3	396.9
Notes and contracts receivable, net	239.9	249.4
Goodwill and other intangibles, net	1,378.4	1,410.7
Other assets and deferred costs	442.3	478.6
Total Assets	$4,198.4	$4,328.1

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt	$-	$5.3
Accounts payable	78.0	90.5
Jackpot liabilities, current portion	157.6	155.5
Accrued income taxes	2.3	9.4
Dividends payable	17.8	17.8
Other accrued liabilities	288.6	346.0
Total current liabilities	544.3	624.5
Long-term debt	1,884.6	2,014.7
Jackpot liabilities	407.7	432.6
Other liabilities	187.7	192.7
Total Liabilities	3,024.3	3,264.5
Total Stockholders' Equity	1,174.1	1,063.6
Total Liabilities and Stockholders' Equity	$4,198.4	$4,328.1

International Game Technology Reports Second Quarter 2010
Results

Unaudited Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	March 31,
	2010	2009
(In millions)
Operations
Net income	$109.2	$94.8
Depreciation, amortization, and asset charges	126.9	148.2
Other non-cash items	58.8	59.6
Changes in operating assets and liabilities:
Receivables	21.7	85.5
Inventories	31.9	21.3
Other assets and deferred costs	39.4	3.5
Income taxes	(1.6)	(81.3)
Accounts payable and accrued liabilities	(75.2)	(94.0)
Jackpot liabilities	(34.4)	(31.5)
Cash from operations	276.7	206.1
Investing
Capital expenditures	(116.8)	(133.9)
Jackpot annuity investments, net	29.3	23.7
Changes in restricted cash	0.2	11.3
Loans receivable, net	(14.4)	(62.6)
Other	11.8	(23.9)
Cash from investing	(89.9)	(185.4)
Financing
Debt related proceeds (payments), net	(142.0)	(8.9)
Employee stock plans	20.2	5.4
Dividends paid	(35.6)	(85.8)
Cash from financing	(157.4)	(89.3)
Foreign exchange rates effect on cash	(4.3)	(6.6)
Net change in cash and equivalents	25.1	(75.2)
Beginning cash and equivalents	146.7	266.4
Ending cash and equivalents	$171.8	$191.2

International Game Technology Reports Second Quarter 2010
Results

Unaudited Supplemental Data

		Quarters Ended		Six Months Ended
		March 31,		March 31,
Items Affecting Comparability	Income statement line impacted	2010	2009	2010	2009
(In millions, except per share amounts)		favorable (unfavorable)

Interest rates effect on jackpot liabilities		$0.6	$4.8	$4.8	$(9.2)
Fixed asset charges	Cost of gaming operations	-	-	-	(3.5)
Inventory write-downs (a)	Cost of product sales	(1.9)	-	(1.9)	(2.6)
Bad debt provision	Sales, General, & Administrative	(2.2)	(12.9)	(4.9)	(24.2)
Foreign currency loss	Other income (expense), net	(0.1)	(2.9)	(1.2)	(7.0)
Subtotal before tax	Income before tax	(3.6)	(11.0)	(3.2)	(46.5)
Tax effect	Income tax provision	0.6	4.2	0.5	17.7
Subtotal after tax	Net income	$(3.0)	$(6.8)	$(2.7)	$(28.8)

Restructuring and other (a)	Restructuring and other	$(23.1)	$(8.3)	$(23.1)	$(25.7)
Gain (loss) on debt repurchases	Other income (expense), net	-	(1.0)	-	1.3
Investment gain (loss) (a)	Other income (expense), net	0.1	2.2	0.2	(3.1)
Subtotal before tax	Income before tax	(23.0)	(7.1)	(22.9)	(27.5)
Tax effect (a)	Income tax provision	0.3	2.9	0.3	7.8
Tax items	Income tax provision	1.0	2.9	3.9	19.9
Subtotal after tax	Net income	$(21.7)	$(1.3)	$(18.7)	$0.2

Total before tax	Income before tax	$(26.6)	$(18.1)	$(26.1)	$(74.0)
Total tax effect	Income tax provision	1.9	10.0	4.7	45.4
Total after tax	Net income	$(24.7)	$(8.1)	$(21.4)	$(28.6)

Total per diluted share		$(0.08)	$(0.03)	$(0.07)	$(0.10)

(a) Certain amounts have no tax effect

International Game Technology Reports Second Quarter 2010
Results

Unaudited Supplemental Data (continued)

Retrospective Application of New Accounting Standards Adopted At the Beginning of Fiscal 2010
		Adjustments
	As Previously Reported	Convertible Debt	Non-controlling Interest	As Adjusted
(In millions, except per share amounts)

Income Statement
For the Three Months Ended March 31, 2009
Interest expense	$(28.0)	$(4.2)	$-	$(32.2)
Gain on debt repurchases	2.1	(3.1)	-	(1.0)
Other income (expense), net	(11.6)	(7.3)	-	(18.9)
Income tax provisions	(20.3)	2.6	-	(17.7)
Net income	38.3	(4.7)	-	33.6
Basic EPS	$0.13	$(0.02)	-	$0.11
Diluted EPS	$0.13	$(0.02)	-	$0.11

For the Six Months Ended March 31, 2009
Interest expense	$(58.4)	$(9.3)	$-	$(67.7)
Gain on debt repurchases	6.5	(5.2)	-	1.3
Other income (expense), net	(31.4)	(14.5)	-	(45.9)
Income tax provisions	(34.8)	5.3	-	(29.5)
Net income	104.0	(9.2)	-	94.8
Basic EPS	$0.35	$(0.03)	-	$0.32
Diluted EPS	$0.35	$(0.03)	-	$0.32

Balance Sheet
As of September 30, 2009
Other assets and deferred costs (a)	$538.7	$(60.1)	$-	$478.6
Total Assets	4,388.2	(60.1)	-	4,328.1
Long-term debt (b)	2,169.5	(154.8)	-	2,014.7
Other liabilities	194.3	-	(1.6)	192.7
Total Liabilities	3,420.9	(154.8)	(1.6)	3,264.5
Total Stockholders' Equity	967.3	94.7	1.6	1,063.6

(a) Adjustment is a reduction of deferred tax assets and deferred offering costs
(b) Adjustment is for the unamortized balance of revised discount

International Game Technology Reports Second Quarter 2010
Results

Unaudited Supplemental Data (continued)

Reconciliation of Adjusted Net Income	Quarters Ended
	March 31,
	2010	2009
(In millions, except per share amounts)

Net Income	$35.9	$33.6
Items net of tax (certain amounts have no tax effect):
Inventory write-downs	1.9	-
Restructuring	16.1	5.1
Intellectual property impairment	6.7	-
Adjusted net income	$60.6	$38.7

Adjusted earnings per diluted share	$0.20	$0.13

Adjusted net income is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted net income should not be construed as an alternative to net income as an indicator of our operating performance as determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted net income in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of Net Income to Adjusted EBITDA	2010	2009	2010	2009
(In millions)
Net income	$35.9	$33.6	$109.2	$94.8
Income tax provisions	36.5	17.7	75.3	29.5
Depreciation, amortization, and asset charges	57.6	69.1	120.2	148.2
Other (income) expense, net	22.3	18.9	50.6	45.9
Other charges:
Share-based compensation (exluding restructuring adjustment)	11.9	9.4	20.9	21.8
Restructuring and other	23.1	8.3	23.1	25.7
Adjusted EBITDA	$187.3	$157.0	$399.3	$365.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including other income/expense, net, and other charges as noted in the table above) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

			Six Months Ended
			March 31,
Reconciliation of Cash from Operations to Free Cash Flow			2010	2009
(In millions)
Cash from operations			$276.7	$206.1
Investment in property, plant and equipment			(16.4)	(28.4)
Investment in gaming operations equipment			(98.3)	(101.2)
Investment in intellectual property			(2.1)	(4.3)
Free Cash Flow before dividends			159.9	72.2
Dividends paid			(35.6)	(85.8)
Free Cash Flow			$124.3	$(13.6)

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

International Game Technology Reports Second Quarter 2010
Results

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Share Count Used in Calculating Earnings Per Share from $850.0 Million 3.25% Convertible Notes Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

	Incremental Dilution
Closing Stock Price Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)
$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT’s 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the period ended March 31, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants’ exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.